Exhibit 99.1

Clay Deutsch Named CEO and President

at Boston Private Financial Holdings

Tim Vaill to Step Down on July 31

Boston, MA – June 8, 2010 – Boston Private Financial Holdings, Inc. (BPFH) announced today that Clayton G. Deutsch, currently a senior partner at McKinsey & Company, will succeed Timothy L. Vaill as Chief Executive Officer and will also become President effective as of July 31, 2010 as part of the Company’s executive succession plan announced in early 2009. The BPFH board will elect a new non-executive Chairman from the independent directors to assume that role also on July 31, 2010. Vice Chairman and President Walter Pressey will continue to serve as Vice Chairman of the Company and will remain on the board of directors.

Mr. Deutsch began his career in banking in the 1970s and has been at McKinsey since 1980. He brings deep experience with a number of leading financial institutions, including particular expertise in the private banking, wealth advisory, and wealth management sectors. Mr. Deutsch has also been heavily involved in leading and managing McKinsey as he helped establish and build McKinsey’s preeminent Financial Services practice globally.

Most recently, Mr. Deutsch served as the global leader of McKinsey’s Merger Management Practice since 2006. He managed the Midwest Complex of McKinsey offices including Chicago, Pittsburgh, Minneapolis, Cleveland and Detroit from 1993 to 2005. Previously, Mr. Deutsch founded and led McKinsey’s Great Lakes Financial Services practice from 1986 to 1995. Mr. Deutsch has served as Chairman of McKinsey’s Principal Review Committee, a member of the Director Review Committee, a long-time member of the Shareholders Council (McKinsey’s board of directors) and Chair of the Professional Standards Committee.

Mr. Deutsch said, “It is a privilege to be joining this organization. Boston Private has been a leader in private banking, wealth advisory, and investment services delivered to clients in superb, client-centered fashion. Despite the challenges faced by all financial institutions over the past several years, Boston Private has maintained and built upon a strong reputation for distinctive client service. There is a terrific opportunity to grow this business in selected markets as the needs of the wealth sector in this country continue to expand and evolve, and the need for high personal service levels and high integrity advice becomes paramount. I look forward to building on the foundation that Tim Vaill and his team have built over the years.”

Mr. Vaill has been the Chief Executive Officer at Boston Private since he joined the Company on January 1, 1993. He was named Chairman of the Board in 2001. The Company has 40 private banking and wealth management offices in 5 states, with total balance sheet assets of $6 billion and client investment assets totaling $19 billion. Mr. Vaill will continue to serve on the board of directors of the Company.

Lynn Thompson Hoffman, Lead Director of the BPFH Board of Directors, said, “Tim Vaill has built Boston Private from a single-location Boston bank to a highly-regarded national wealth management company. Tim’s vision, predicated on a distinct value proposition combining entrepreneurial companies with the shared strength and resources of their public parent, has created an enterprise of broad reputation and enduring excellence. The Board is very pleased to have a leader of the caliber and achievement of Clay Deutsch to build on this foundation, provide high quality solutions for the wealth management needs of our clients, and achieve future growth and returns for our shareholders.”

Commenting on his forthcoming departure Mr. Vaill said, “Boston Private announced in early 2009 that we would be making a change in 2010. I am very pleased that we will make a smooth changeover and I couldn’t be more pleased to see someone of Clay Deutsch’s background, experience and stature pick up the baton and move the Company forward. Boston Private has traveled quite a distance in the 17-plus years that I have been here and we remain as excited about the wealth management business as we were on the day that I arrived. Among other things, I am very proud of our executive team and professional staff who, together with the highly successful entrepreneurs who run our affiliate partners, have contributed greatly to the growth and success of this Company. I am confident that future growth will exceed that of the past and look forward to my continuing association with the Company going forward.”

Mr. Deutsch, age 55, is a graduate of Brown University and holds an MBA from Case Western Reserve University. He is a member of the Board of Overseers at Beth Israel Deaconess Medical Center and a board member of the Courageous Sailing Center. He is also a Trustee of the New York Yacht Club and the International Yacht Restoration School. Mr. Deutsch is married with six children and lives in Newport, Rhode Island.

Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) is a national financial services organization comprised of locally operated affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. For more information about BPFH, visit the Company’s web site at www.bostonprivate.com.

Statements in this press release that are not historical facts are forward-looking statements as defined by United States securities laws. Forward-looking statements involve risks and uncertainties. These statements include, but are not limited to, prospects for long term financial performance and growth. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others, adverse conditions in the capital markets and the impact of such conditions on the Company’s business activities; interest rate compression which may adversely impact net interest income; competitive pressures from other financial institutions which, together with other factors, may affect the Company’s growth and financial performance; the effects of national and local economic conditions; and the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; as well as the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Boston Private Financial Holdings does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

857-598-4779

jhartz@sloanepr.com

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